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                                                                   Exhibit 4(i)

                         PRUCO LIFE INSURANCE COMPANY
                     [2999 North 44/th/ Street, Suite 250
                            Phoenix, Arizona 85014]

              HIGHEST DAILY LIFETIME INCOME v[3.0] BENEFIT RIDER

This Rider is made a part of your Annuity. For purposes of this Rider, certain provisions of your Annuity are amended as described below. If the terms of the Annuity and those of this Rider conflict, the provisions of this Rider shall control. Should this Rider terminate, any amended or replaced Annuity provisions based on this Rider's terms will revert to the provisions in the Annuity, except as may be provided below. This Rider should be read in conjunction with any applicable Market Value Adjustment ("MVA") Option Rider, any Dollar Cost Averaging ("DCA") Program Rider, and any Death Benefit Rider(s) made a part of your Annuity.

General: This Rider makes provision for guaranteed minimum payments for the lifetime of a Single Designated Life/Spousal Designated Lives/Remaining Designated Life (described below). Generally, if your Account Value is reduced to zero and you meet certain requirements, we pay a remaining value, as described in the "Guarantee Payments" section.

Effective Date: The Effective Date of this Rider is shown in the Highest Daily Lifetime Income v[3.0] Benefit Schedule Supplement ("Schedule Supplement").

Definitions: For purposes of this Rider, the following definitions apply:

   Account Value: The definition of "Account Value" in your Annuity includes the value of the GA Fixed Account and the value of the Transfer Account (described below), as well as any allocation to any MVA Option or DCA MVA Option we make available in connection with your Annuity. Account Value of each MVA Option and DCA MVA Option includes any applicable Market Value Adjustment (MVA), as described in the MVA Option Rider and DCA Program Rider.

   Adjusted Purchase Payments: Purchase Payments we receive, decreased by any fees or Tax Charges deducted from such Purchase Payments upon allocation to the Annuity.

   Benefit Year: The first Benefit Year begins on the Effective Date and continues through and includes the day immediately preceding the first anniversary of the Effective Date. Subsequent Benefit Years begin on the anniversary of the Effective Date and continue through and include the day immediately preceding the next anniversary of the Effective Date.

   Designated Life/Lives: The natural person(s) who is the measuring life/lives for the benefits described in this Rider and who is the person(s) shown in the Schedule Supplement or in our records.

   Dollar Cost Averaging MVA Option ("DCA MVA Option"): An MVA Option that we make available for use in conjunction with the DCA Program Rider.

   First Death: The death of the first of the Spousal Designated Lives to die, provided that they are each other's Spouse at that time.

   General Account (GA) Fixed Account: An Investment Option in which amounts are credited a fixed rate of interest on a daily basis. The GA Fixed Account is supported by assets in our General Account. To the extent permitted by law, we reserve the right at any time to use a GA Fixed Account that differs from the one available when your Rider became effective. We may establish different GA Fixed Accounts for different classes and for different annuities. The Minimum GA Fixed Account Rate is shown in the Schedule Supplement.

   Guaranteed Base Value: The Unadjusted Account Value on the Effective Date plus the amount of any Adjusted Purchase Payments made within one year after the Effective Date.

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   Lifetime Withdrawal: Any Withdrawal taken under the terms of this Rider that is not designated by you as a Non-Lifetime Withdrawal.

   Market Value Adjustment ("MVA"): A positive or negative adjustment used to determine the Account Value in an MVA Option or DCA MVA Option. For further details refer to the applicable MVA Option Rider or DCA Program Rider, if any, made a part of your Annuity.

   Market Value Adjustment Option ("MVA Option"): An Investment Option which we may make available that is credited a fixed rate of interest for a specified period of time. During the Accumulation Period, the MVA Option is supported by assets in an MVA Separate Account. The MVA Separate Account applicable on the Effective Date is shown in the MVA Option Schedule Supplement.

   Non-Lifetime Withdrawal: A Withdrawal elected and designated as such by you on or after the Effective Date that will not result in the calculation of the initial Annual Income Amount. You may only request one Non-Lifetime Withdrawal while this Rider is in effect. A Non-Lifetime Withdrawal is subject to the Minimum Surrender Value After a Partial Withdrawal, shown in the Annuity Schedule.

   Owner/Participant: The term "Owner" may be referred to as "Participant" in your Annuity. In this Rider, for simplicity, the Participant is referred to as Owner.

   Quarterly Anniversary: Each successive three-month anniversary of the Effective Date.

   Target Anniversary Date: An anniversary of the Effective Date specified in the Schedule Supplement, if applicable, on which the Periodic Value may be increased if no Lifetime Withdrawals have been made up to and including that date.

   Transfer Account: An Investment Option described in the Schedule Supplement where Unadjusted Account Value may be transferred to and from, as determined by the Transfer Calculation Formula, or on the GA Fixed Account End Date, if applicable.

   Transfer Calculation Formula: A formula which we use to determine whether assets should be transferred to and from the Transfer Account. The Transfer Calculation Formula is set forth in the Schedule Supplement.

   Unadjusted Account Value: The Account Value prior to the application of any applicable MVA.

   Withdrawal(s): Withdrawals of any type (including free withdrawals and partial withdrawals) before the application of any applicable Contingent Deferred Sales Charge or other charge applicable upon a Withdrawal, and after any applicable MVA.

Other capitalized terms in this Rider are either defined in this Rider or in the Annuity.

Owner, Annuitant and Beneficiary Designations: For purposes of electing and maintaining this Rider, the designations under your Annuity must be as follows:

For a Single Designated Life:

   If the Owner is a natural person, the Owner must also be the Annuitant and the Single Designated Life. If the Owner is an entity that we permit, the Annuitant must be the Single Designated Life. You may not name multiple Owners if a Single Designated Life is listed in the Schedule Supplement.

For Spousal Designated Lives:

   Such persons must be each other's Spouse at the time this Rider is elected. If the Owner is a natural person, he/she must be the Annuitant, and one of the Spousal Designated Lives. The sole primary Beneficiary must be the other Spousal Designated Life for as long as the first Spousal Designated Life Owner is alive. If two Owners are named, each must be a Spousal Designated Life. No additional Owners may be named. At the time this Rider is elected, each Owner must be designated as the other Owner's primary Beneficiary. If the Owner is an entity

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   that we permit, the Annuitant must be a Spousal Designated Life, and the
   Annuitant's Spouse must be the other Spousal Designated Life. This benefit cannot be utilized when the Owner is an entity unless we allow for the continuation of the Annuity and this Rider by the Remaining Designated Life after the First Death.

For a Remaining Designated Life:

   Such person must be a natural person and must have been listed as one of the Spousal Designated Lives when this Rider was elected. A Spousal Designated Life will become the Remaining Designated Life on the earlier of the First Death, or divorce from the other Spousal Designated Life while this Rider is in effect. In the event of the divorce of the Spousal Designated Lives, and the resulting removal of one of the Spousal Designated Lives as an Owner, Annuitant, Contingent Annuitant or Beneficiary under the Annuity, the other Spousal Designated Life will become the Remaining Designated Life under this Rider if we receive notice of the divorce, and any other documentation we require, in Good Order, at the Service Office. Any new Beneficiary(ies) named by the Remaining Designated Life will not be a Spousal Designated Life.

While this Rider is in effect, a change in the Single Designated Life/Spousal Designated Lives/Remaining Designated Life will cause this Rider to terminate, as described in the "Termination of Benefits" section. As a result, your ability to make changes to Owner/Annuitant designations may be restricted. You may name a new Beneficiary(ies), subject to the other limitations on Beneficiary designations noted above with respect to Spousal Designated Lives and a Remaining Designated Life. However, such new Beneficiary(ies) will not be a Spousal Designated Life, and would therefore result in the Rider terminating at the death of the Remaining Designated Life.

Please note that you have the spousal version of this Rider only if there are Spousal Designated Lives listed on the Schedule Supplement.

Annual Income Amount: We guarantee that, subject to the limits and conditions outlined in this Rider, each Annuity Year you may take an income amount ("Annual Income Amount") as one or multiple Lifetime Withdrawals. The initial Annual Income Amount is determined at the time of the first Lifetime Withdrawal after the Effective Date by applying the applicable Annual Income Percentage shown in the Schedule Supplement to the Protected Withdrawal Value (described below). The applicable Annual Income Percentage is based on the attained age of the Single Designated Life, or the younger of the Spousal Designated Lives, on the date of the first Lifetime Withdrawal after the Effective Date.

If you have elected this benefit with Spousal Designated Lives, and one of the Designated Lives becomes the Remaining Designated Life, we will continue to use the date of birth of the younger of both of the original Spousal Designated Lives for purposes of calculating the applicable Annual Income Percentage.

Protected Withdrawal Value: The Protected Withdrawal Value is used to calculate the initial Annual Income Amount. It is also one of the factors used for calculating the charge for the Rider. The Protected Withdrawal Value is a value calculated solely for purposes of this Rider and is not available for Withdrawals.

Protected Withdrawal Value Before The First Lifetime Withdrawal

On each Valuation Day until the date of the first Lifetime Withdrawal, the Protected Withdrawal Value is equal to the "Periodic Value."

Periodic Value: On the Effective Date, the Periodic Value is equal to the Unadjusted Account Value. On each Valuation Day thereafter (the "Current Valuation Day"), until the first Lifetime Withdrawal, the Periodic Value is equal to the greatest of:

    (a)the Periodic Value for the immediately preceding Valuation Day (the "Prior Valuation Day"), appreciated at the daily equivalent of the applicable Roll-Up Rate(s) during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Adjusted Purchase Payment and reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day. The applicable Roll-Up Rate(s) is determined using the Roll-Up Rate(s) and the number of years that have elapsed since the Effective Date. The Roll-Up Rate(s) is shown in the Schedule Supplement, and will not change while this Rider remains in effect;

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    (b)the Unadjusted Account Value; and

    (c)if applicable, the value of any Target Anniversary Date calculation (as described below).

   Target Anniversary Date Calculation

   The Target Anniversary Dates and Guaranteed Base Value Multipliers, if any, are shown in the Schedule Supplement. If the Current Valuation Day is on a Target Anniversary Date (or the next Valuation Day, if that Target Anniversary Date is not a Valuation Day), and if no Lifetime Withdrawals have been taken up to and including the Target Anniversary Date, the Target Anniversary Date calculation will equal the sum of:

       I. the Guaranteed Base Value (adjusted for any Non-Lifetime Withdrawal) multiplied by the applicable Guaranteed Base Value Multiplier; and

       II.all Adjusted Purchase Payments (adjusted for any Non-Lifetime
          Withdrawal) made more than one year following the Effective Date up to the Current Valuation Day.

Protected Withdrawal Value After The First Lifetime Withdrawal

Once the first Lifetime Withdrawal is made after the Effective Date, the Protected Withdrawal Value at any time is equal to the greater of:

    (1)the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Adjusted Purchase Payments and reduced for subsequent Lifetime Withdrawals; and

    (2)the highest daily Unadjusted Account Value upon any Step-Up, increased for subsequent Adjusted Purchase Payments and reduced for subsequent Lifetime Withdrawals. Please refer to the "Step-Ups" and "Impact of Lifetime Withdrawals" sections below for details.

Impact of Lifetime Withdrawals: Any Lifetime Withdrawals reduce the remaining Annual Income Amount available during an Annuity Year by the amount of each Withdrawal. Lifetime Withdrawals in an Annuity Year that, in total, do not exceed the Annual Income Amount for that Annuity Year do not reduce the Annual Income Amount in subsequent Annuity Years. The Protected Withdrawal Value is reduced by the amount of each Lifetime Withdrawal that does not exceed the Annual Income Amount for that Annuity Year.

All or any portion of a Lifetime Withdrawal that exceeds the Annual Income Amount for that Annuity Year is considered "Excess Income." In addition, if a Lifetime Withdrawal includes the Withdrawal of an amount from an MVA Option or DCA MVA Option, resulting in an MVA which causes such Lifetime Withdrawal to exceed the Annual Income Amount for that Annuity Year, such excess amount will be considered Excess Income. Each Withdrawal of Excess Income that occurs once you have withdrawn that Annuity Year's Annual Income Amount reduces the Annual Income Amount for subsequent Annuity Years proportionally. Each proportional reduction is calculated by multiplying the Annual Income Amount by the ratio of the Excess Income to the Account Value immediately subsequent to the Withdrawal of any Annual Income Amount and prior to the Withdrawal of the Excess Income (even if both Withdrawals occurred in the same day or as one Withdrawal request). Each Withdrawal of Excess Income also reduces the Protected Withdrawal Value by the same proportion.

No Contingent Deferred Sales Charge is applicable to any Lifetime Withdrawal that is less than or equal to the Annual Income Amount, even if the total amount of such Withdrawals in any Annuity Year exceeds any maximum free withdrawal amount described in the Annuity. Such Lifetime Withdrawals are not treated as Withdrawals of Purchase Payments. Each Withdrawal of Excess Income is subject to any applicable Contingent Deferred Sales Charge.

Withdrawal Flexibility: Lifetime Withdrawals are not required. However, the Annual Income Amount is not increased in subsequent Annuity Years if you decide not to take a Lifetime Withdrawal in an Annuity Year or take Lifetime Withdrawals in an Annuity Year that in total are less than the Annual Income Amount.

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Impact of a Non-Lifetime Withdrawal: A Non-Lifetime Withdrawal will proportionally reduce the guarantees provided under this Rider based on the percent that Withdrawal amount represents of the Account Value prior to the Withdrawal. These guarantees are the Protected Withdrawal Value and all future applicable Periodic Value guarantees at the Target Anniversary Date(s) shown in the Schedule Supplement.

Additional Purchase Payment(s) after your First Lifetime Withdrawal: Before your Unadjusted Account Value is reduced to zero, you may make additional Purchase Payments, subject to the "Purchase Payment(s) Limitation" provision below. The Annual Income Amount is increased by an amount obtained by applying the applicable Annual Income Percentage shown in the Schedule Supplement to the Adjusted Purchase Payment. The applicable Annual Income Percentage is based on the attained age of the Single Designated Life, or the younger of the Spousal Designated Lives, on the date of the first Lifetime Withdrawal after the Effective Date. The Protected Withdrawal Value is increased by the amount of each Adjusted Purchase Payment.

Purchase Payment(s) Limitation: While this Rider is in effect, we may limit, restrict, suspend or reject any additional Purchase Payment at any time, on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject additional Purchase Payments include, but are not limited to, the following:

    . if the sum of any additional Purchase Payments made to the Annuity in any Benefit Year exceeds our then current additional Purchase Payment limits;

    .  if the Unadjusted Account Value becomes zero;

    . if we determine that, as a result of the timing and amounts of your additional Purchase Payments and Withdrawals, the Annual Income Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount in an unintended fashion is the relative size of additional Purchase Payment(s);

    .  if we are not then offering this benefit for new elections; or

    .  if we are offering a modified version of this benefit for new elections.

We will exercise such reservation of right for all annuity purchasers in the same class of annuity, in a non-discriminatory manner.

Required Minimum Distributions: Unless designated as a Non-Lifetime Withdrawal, a Required Minimum Distribution is considered a Lifetime Withdrawal from the Annuity. The following rules apply to determine if any portion of a Required Minimum Distribution amount will be treated as Excess Income:

   For purposes of this provision, in relation to any Annuity Year, the "Second Calendar Year" is the calendar year following the calendar year in which the Annuity Year began.

   In general, Withdrawals made from the Annuity during an Annuity Year to meet the Required Minimum Distribution provisions of the Internal Revenue Code will not be treated as Excess Income.

   However, if in any Annuity Year, you take a Lifetime Withdrawal in the Second Calendar Year, then the amount which will not be treated as Excess Income is the sum of:

    (i)the remaining Annual Income Amount for that Annuity Year, and

   (ii)the Second Calendar Year's remaining Required Minimum Distribution amount less the Annual Income Amount. If the Annual Income Amount is greater than the Second Calendar Year's remaining Required Minimum Distribution amount, then (ii) shall be equal to zero.

   Any remaining Required Minimum Distribution amount for the Second Calendar Year can be taken in the following Annuity Year.

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   If, in any Annuity Year, your Required Minimum Distribution amount is not greater than the Annual Income Amount, any Withdrawals in excess of the Annual Income Amount will be treated as Excess Income.

For purposes of this provision, Required Minimum Distributions are determined based on the value of this Annuity, and do not include the value of any other annuities, savings or investments subject to the Required Minimum Distribution rules. In any year in which the requirement to take Required Minimum Distributions is suspended by law, we reserve the right, regardless of any position taken on this issue in a prior year, to treat any amount that would have been considered as a Required Minimum Distribution if not for the suspension as eligible for treatment under this provision.

Step-Ups: We automatically step up your Annual Income Amount as follows:

Beginning on the first anniversary of the Issue Date of the Annuity after the first Lifetime Withdrawal, and on every anniversary thereafter, we will step up your Annual Income Amount if the conditions set forth in this paragraph are met. Specifically, we step up your Annual Income Amount if the value resulting from applying the applicable Annual Income Percentage shown in the Schedule Supplement to the highest daily Unadjusted Account Value (as measured on each Valuation Day since the first Lifetime Withdrawal or last anniversary of the Issue Date of the Annuity, whichever is later), adjusted for any Withdrawals and any additional Adjusted Purchase Payments, results in an amount greater than your current Annual Income Amount. For step-up purposes, the applicable Annual Income Percentage is based on the attained age of the Single Designated Life, or the younger of the Spousal Designated Lives, at the time the step-up occurs.

We reserve the right at the time of a step-up opportunity, as described above, to increase the charge for this Rider. Any increased charge will not exceed the Maximum Charge for the Rider shown in the Schedule Supplement. We will notify you of the increase in charge prior to our implementing any such increase, and you must notify us in Good Order if you wish to opt out of this automatic step-up feature based on our procedures at the time of notification. You are only permitted to opt out of the automatic step-up feature if the charge increases. Once you opt out of the automatic step-up feature, you will not participate in any future step-up opportunities unless you re-elect the automatic step-up feature. To re-elect the feature, you must notify us in Good Order. Upon re-election of this feature, you will be subject to the increased charge for the Rider.

Guarantee Payments: Once your Unadjusted Account Value is reduced to zero, we subsequently make Guarantee Payments, as long as any Excess Income has not reduced the Annual Income Amount to zero, until the death of the Single Designated Life, the simultaneous deaths of both Spousal Designated Lives, or the death of the Remaining Designated Life, as applicable. In the Annuity Year in which your Unadjusted Account Value is reduced to zero, the only Guarantee Payment due, if any, equals the Annual Income Amount not yet withdrawn in that Annuity Year. In subsequent Annuity Years, the Guarantee Payment equals the Annual Income Amount in effect as of the date the Unadjusted Account Value is reduced to zero.

Unless you request an alternate mode of payment we make available, we make such Guarantee Payments once each Annuity Year.

We will commute any Guarantee Payments due and pay you a lump sum if the total Guarantee Payment due each Annuity Year is less than the Minimum Guarantee Payment amount shown in the Schedule Supplement. We commute the Guarantee Payments in a manner equivalent to commuting payments for:

    . a joint life and last survivor fixed annuity when both Spousal Designated Lives are living and each other's Spouse when Guarantee Payments would otherwise begin, or

    . a single life fixed annuity if there is a Remaining Designated Life when Guarantee Payments would otherwise begin, or if this Rider was issued with a Single Designated Life.

We use the same basis that is used to calculate the guaranteed annuity rates in the Annuity.

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Guarantee Payments end on the date of death of the Single Designated Life or the Remaining Designated Life.

Annuity Payments: If annuity payments are to begin under the terms of the Annuity, you can elect to either:

       (1)apply your Unadjusted Account Value, less any applicable Tax Charges, to any annuity payment option available in the "Annuity Payout Options" section of the Annuity; or

       (2)request that, as of the date annuity payments are to begin, we make annuity payments each Annuity Year equal to the Annual Income Amount. We will continue to make such payments until the death of the Single Designated Life or the Remaining Designated Life. If this option is elected, the Annual Income Amount will not increase after annuity payments have begun.

We must receive your request at our Service Office in Good Order. If annuity payments are to begin under the terms of the Annuity and you have not made an election, we will make annual annuity payments as:

    . a joint life and last survivor fixed annuity when both Spousal Designated Lives are living and each other's Spouse on the date annual annuity payments begin, or

    . a single life fixed annuity if there is a Remaining Designated Life under this Rider on the date annual annuity payments begin, or this Rider was issued to a Single Designated Life,

each with ten payments certain (or a lesser number of payments certain if the life expectancy of the Annuitant at the time payments are to begin is less than 10 years, based on applicable Internal Revenue Service tables) using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in the Annuity.

The amount that will be applied to provide such annuity payments under the default annuity payment option will be the greater of:

       (1)the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the greater of the current and the guaranteed annuity rates in the Annuity; and

       (2)the Unadjusted Account Value.

Once we receive your election to commence annuity payments, or we make the first payment under a default annuity payment option provision, we will only make annuity payments guaranteed under the specific annuity payment option, and the annuity payment option cannot be changed.

We may limit the length of any annuity payout option, including but not limited to any default option and any period certain, to conform to applicable tax law and to satisfy the Required Minimum Distribution rules.

If no Lifetime Withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount as if you made your first Lifetime Withdrawal on the date we transfer all Unadjusted Account Value in order to begin annuity payments.

Death of a Designated Life under this Rider: Please also refer to the "Termination of Benefits" section below.

       Death of the Single Designated Life: If this Rider was issued with a Single Designated Life and such person dies, this Rider terminates and the Death Benefit provisions of your Annuity and any Death Benefit Rider made a part of your Annuity will apply.

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       Death of the First of the Spousal Designated Lives and Spousal
       Continuation: For purposes of this Rider the "Spousal Continuation" provision of the Annuity, as modified by any Death Benefit Rider made a part of the Annuity, is supplemented as follows:

      . Upon the First Death, if a Death Benefit would be payable under the Annuity or any Death Benefit Rider made a part of the Annuity, and the Remaining Designated Life chooses to continue the Annuity, this Rider will remain in force unless we are instructed otherwise.

      . Upon the First Death, if a Death Benefit would be payable under the Annuity or any Death Benefit Rider made a part of the Annuity, and a Spouse who chooses to continue the Annuity is not a Remaining Designated Life, this Rider terminates. Refer to the "Termination of Benefits" provision below.

      . Upon the First Death, if a Death Benefit would be payable under the Annuity or any Death Benefit Rider made a part of the Annuity, and the Annuity is not continued according to the Spousal Continuation section of the Annuity, the Death Benefit will be payable, and this Rider terminates as of the date we receive Due Proof of Death.

      . Upon the First Death, if a Death Benefit is not payable under the Annuity or any Death Benefit Rider made a part of the Annuity (e.g., if the first of the Spousal Designated Lives to die is the Beneficiary but not an Owner), this Rider will continue.

       Death of the Remaining Designated Life: If this Rider was issued with Spousal Designated Lives and the Remaining Designated Life dies, the Death Benefit provided in the Annuity or any Death Benefit Rider made a part of the Annuity will be payable, and this Rider terminates as of the date we receive Due Proof of Death.

Misstatement of Age or Sex: For purposes of this Rider, the following sentence is added to the "Misstatement of Age or Sex" section of the Annuity:

       If there has been a misstatement of the age and/or sex of a Single Designated Life or Spousal Designated Life upon whose life the guarantees under this Rider are based, we make adjustments to any charges, availability and any benefits payable under this Rider to conform to the facts.

Minimum Surrender Value: Any provision in the Annuity requiring there be a minimum Surrender Value or Account Value as of the date of any Lifetime Withdrawal is waived while this Rider is in effect.

Investment Limitations: While this Rider is in effect, your entire Account Value must be allocated to only those Investment Options we permit, except as required under the conditions set out in the "Allocations to GA Fixed Account" and "Transfers to and from the Transfer Account" sections below. In addition, you may be required to maintain all or a portion of your Account Value in accordance with an asset allocation model.

At any time until this Rider is terminated, these investment limitations may be implemented, suspended or changed. This includes changing prohibited Investment Options, changing the extent to which Account Value may be allocated to an Investment Option, and changing required Investment Options. Any transfers resulting from our implementing or changing any investment limitation will not be counted in determining the number of free transfers made during an Annuity Year. If, subsequent to your election of this benefit, we change our requirements as to how Account Value must be allocated under the benefit, that new requirement will apply to new elections of the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. However, all transfers and Purchase Payments made after such a change in requirements may be subject to the new investment limitations.

Allocations to GA Fixed Account: If the Effective Date is the Issue Date of the Annuity, a percentage of the initial Adjusted Purchase Payment, equal to the GA Fixed Account Allocation Percentage (shown in the Schedule Supplement), will be allocated to the GA Fixed Account on the Effective Date. If the

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Effective Date is subsequent to the Issue Date, a percentage of the Unadjusted
Account Value on the Effective Date, equal to the GA Fixed Account Allocation Percentage, will be transferred pro-rata from the elected Sub-accounts, elected MVA Options and DCA MVA Options to the GA Fixed Account on that date. A percentage of each Adjusted Purchase Payment made to the Annuity on or after the Effective Date, equal to the GA Fixed Account Allocation Percentage, will be allocated to the GA Fixed Account on the date the Purchase Payment is made. The GA Fixed Account Allocation Percentage will not change while the Rider remains in effect.

We credit a fixed rate of interest daily on Account Value allocated to the GA Fixed Account from the Effective Date until the earlier of the date this Rider is terminated or any applicable GA Fixed Account End Date. The rate of interest we credit to the GA Fixed Account may change from one Benefit Year to the next. The interest rate credited to the GA Fixed Account will, at all times, equal or exceed the Minimum GA Fixed Account Rate. The GA Fixed Account End Date, if any, and the Minimum GA Fixed Account Rate are shown in the Schedule Supplement.

Account Value allocated or transferred to the GA Fixed Account must remain in the GA Fixed Account until the earlier of the date this Rider is terminated or the GA Fixed Account End Date, if applicable. On the earlier of the date this Rider is terminated or any applicable GA Fixed Account End Date, the Account Value allocated to the GA Fixed Account will be transferred to the elected Sub-accounts and the Transfer Account pro-rata, based on the Unadjusted Account Values in such Sub-accounts and the Transfer Account at that time. You are not permitted to allocate amounts to or from the GA Fixed Account.

Transfer Account: We monitor the investment performance of your Unadjusted Account Value each Valuation Day to determine if we need to transfer any portion of your Unadjusted Account Value to or from the Transfer Account to maintain the guarantees provided by this benefit. We transfer Unadjusted Account Value to or from the Transfer Account, and we only maintain Unadjusted Account Value in the Transfer Account to the extent dictated by the Transfer Calculation Formula. In addition, Unadjusted Account Value may be transferred to or from the Transfer Account on the GA Fixed Account End Date, if applicable. You are not permitted to allocate amounts to the Transfer Account.

To the extent permitted by law, we reserve the right at any time to use a Transfer Account that differs from the one that was available when your Rider became effective. We may establish different Transfer Accounts for different classes of annuity purchasers and for different annuities.

Transfers to and from the Transfer Account: On each Valuation Day, including the Effective Date, a Transfer Calculation Formula is used to determine whether any portion of your Unadjusted Account Value is to be transferred to or from the Transfer Account. At any given time, some, most or none of your Unadjusted Account Value may be allocated to the Transfer Account, as dictated by the Transfer Calculation Formula. You are not permitted to transfer amounts to or from the Transfer Account. Unless you are participating in any asset allocation program for which we are providing administrative support, the formula allocates any amount transferred from the Transfer Account to the elected Sub-accounts pro-rata based on the Unadjusted Account Values in such Sub-accounts at that time. If, prior to the transfer from the Transfer Account, the Unadjusted Account Value in the elected Sub-accounts is zero, the transfer will be allocated according to your most recent allocation instructions. If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then-current percentages for that asset allocation program. Transfers to the Transfer Account will be taken pro-rata first from the elected Sub-accounts and, in the event that the Unadjusted Account Value in the elected Sub-accounts is not enough to satisfy the transfer amount, the remaining transfer amount will be taken from the elected MVA Options and DCA MVA Options. Transfers to and from the Transfer Account do not count against the number of free transfers you may make during an Annuity Year.

Withdrawals: Any Withdrawals from the Annuity while this Rider is in effect will be taken pro-rata from the elected Sub-accounts, elected MVA Options and DCA MVA Options, the GA Fixed Account and the Transfer Account.

Charge for the Rider: The charge for this Rider depends on whether you have named a Single Designated Life or Spousal Designated Lives. The charge is deducted on each Quarterly Anniversary, and is based on the greater of the Unadjusted Account Value and the Protected Withdrawal Value calculated on the last Valuation Day prior to the Quarterly Anniversary, at the quarterly equivalent of the applicable annualized rate. On the Effective Date, the applicable rate(s) is as shown in the Schedule Supplement.

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

The charge is deducted pro-rata from each elected Sub-account and the Transfer Account, to the extent to which the Unadjusted Account Value in the Annuity is allocated to any of them, until Withdrawals reduce the Unadjusted Account Value to zero, or this Rider terminates. The charge will not be deducted from the GA Fixed Account, elected MVA Options or DCA MVA Options. If the charge calculated exceeds the value of the elected Sub-accounts and the Transfer Account, we will reduce the charge deducted on that Quarterly Anniversary to equal the value of the elected Sub-accounts and the Transfer Account. If all of the Unadjusted Account Value is allocated to the GA Fixed Account when a charge is calculated, no charge will be deducted on that Quarterly Anniversary.

Except as described below, if deduction of the charge would result in the Unadjusted Account Value falling below the Account Value "Floor" shown in the Schedule Supplement, we will deduct only that portion of the charge that would not cause the Unadjusted Account Value to fall below the Account Value "Floor." If the entire Unadjusted Account Value is less than the Account Value "Floor" when we would deduct a charge for this Rider, then no charge will be deducted for that quarter. If a charge for this Rider would be deducted on the same day we process a Withdrawal request, the charge for this Rider will be deducted first, subject to the provisions of this paragraph, then the Withdrawal will be processed. The Withdrawal could cause the Unadjusted Account Value to fall below the Account Value "Floor." While deduction of the charge (other than the final charge) may not reduce the Unadjusted Account Value to zero, Withdrawals may reduce the Unadjusted Account Value to zero.

The charge for the Rider will not be treated as a Withdrawal for purposes of this Rider. The charge does not reduce the Protected Withdrawal Value or any previously established daily Unadjusted Account Value described in the "Step-Ups" section. Upon any step-up, we may increase the charge if the charge for the Rider at the time of the step-up has increased. Any increased charge will not exceed the Maximum Charge for the Rider shown in the Schedule Supplement. We will notify you in advance of any change in the charge. Any new charge resulting from the step-up is based on charges applicable to annuity purchasers of the same class of Annuity. See the "Step-Ups" section for more details.

We cease to deduct a charge for the Rider after it terminates in accordance with the "Termination of Benefits" section below. In the event this Rider terminates for any reason other than death or annuitization, we will deduct a final charge upon termination, based on the number of days since the most recent charge for the Rider was deducted. This final charge will be deducted even if it results in the Unadjusted Account Value falling below the Account Value "Floor."

Facility of Payment: We reserve the right, in settlement of full liability, to make Guarantee Payments to a guardian, relative, or other person deemed eligible by us if a Designated Life payee is deemed to be legally incompetent, as permitted by law.

Proof of Survival: Any Guarantee Payment is subject to evidence we receive in Good Order that the Single Designated Life, at least one Spousal Designated Life, or the Remaining Designated Life is then alive. We may withhold such Guarantee Payments until we receive such evidence or evidence satisfactory to us of the life of the Single Designated Life, at least one of the Spousal Designated Lives, or the Remaining Designated Life. We credit interest on such withheld Guarantee Payments at the rate required by law. Should we subsequently determine withheld Guarantee Payments are payable, we will pay the withheld Guarantee Payments and any applicable interest credited in a lump sum.

Recovery of Excess Guarantee Payments: We may recover from you or your estate any Guarantee Payments made after the death of the Single Designated Life or the Remaining Designated Life.

Termination of Benefits: You may terminate this Rider at any time after the Elective Termination Waiting Period shown in the Schedule Supplement, upon notification to us in Good Order. Upon the termination of this Rider, we transfer any remaining Unadjusted Account Value from the GA Fixed Account and the Transfer Account. Unless you are participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount to the elected Sub-accounts pro-rata based on the Unadjusted Account Values in such Sub-accounts at that time. If, prior to the transfer from the GA Fixed Account or the Transfer Account, the Unadjusted Account Value in the elected Sub-accounts is zero, the transfer will be allocated according to your most recent allocation instructions.

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

If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then-current percentages for that asset allocation program.

Benefits pursuant to this Rider terminate upon the first to occur of the following events:

       (1)we process a termination of this Rider and/or your request for full surrender of the Annuity. If the Annuity is otherwise still in effect, we will consider you to have elected to remain in any applicable asset allocation program then in effect, or in the Investment Options that we require for the Rider, other than the GA Fixed Account and the Transfer Account, unless you instruct us otherwise;

       (2)the date of receipt of Due Proof of Death of the First Death who is an Owner (or who is the Annuitant, if the Annuity is entity-owned), if the Remaining Designated Life does not elect to continue the Annuity;

       (3)the date of receipt of Due Proof of Death of the Owner (or who is the Annuitant, if the Annuity is entity-owned) if the surviving Spouse is not eligible to continue the benefit because such Spouse is not a Spousal Designated Life and there is any Unadjusted Account Value on the date of death;

       (4)the date of receipt of Due Proof of Death of the Single Designated Life or the Remaining Designated Life, if death occurs while there is any Unadjusted Account Value on the date of death;

       (5)the date of death of the Single Designated Life or the Remaining Designated Life when Unadjusted Account Value is reduced to zero as of the date of death;

       (6)if there is any Unadjusted Account Value on the Annuity Date, or if earlier, the date we transfer all Unadjusted Account Value in order to begin annuity payments;

       (7)each of the Unadjusted Account Value and the Annual Income Amount is zero;

       (8)we process a request to change any designation of the Annuity that either results in a violation of the "Owner, Annuitant and Beneficiary Designations" section of this Rider or the Annuity, or if we do not then consent, on a non-discriminatory basis, to continue the Rider; and

       (9)the date you first allocate or transfer any portion of your Account Value to any Sub-account(s) to which you are not permitted to electively allocate or transfer Account Value.

                         PRUCO LIFE INSURANCE COMPANY

                         /s/ Joseph D. Emanuel
                         -----------------------------
                         Secretary

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